Exhibit 23(d)(2)

                              TEMPORARY FEE WAIVER

                               CALENDAR YEAR 2006

      This TEMPORARY FEE WAIVER ("Waiver Agreement") is made as of the 1st day of January, 2006, by and between Clipper Fund, Inc., a California corporation
("Fund"), and Davis Selected Advisers, L.P. ("DSA" serving as adviser), a
Colorado limited partnership and Davis Selected Advisers-NY, Inc. ("DSA-NY"
serving as sub-adviser), a Delaware corporation. DSA and DSA-NY are referred to jointly herein after as the "Adviser".

                                    RECITALS:

WHEREAS,  the Fund is a registered open-end management investment company; and

WHEREAS, the Adviser serves as the adviser and sub-adviser for the Fund; and

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory
Agreement dated January 1, 2006 ("Investment Advisory Agreement") which provides for the Fund to pay the Adviser advisory fees based upon a schedule included in the Investment Advisory Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

Temporary Waiver of Advisory Fees. For a one year period beginning January 1,
2006 and ending December 31, 2006 the Adviser shall waive any advisory fees provided for in the schedule contained in the Investment Advisory Agreement that would result in the effective annual advisory fee exceeding 1/2 of 1 percent
(0.50%) of Fund's average daily net assets.

Termination of Agreement For the period beginning January 1, 2007 and ending upon the termination of the Investment Advisory Agreement, the Fund shall pay the Adviser the advisory fees provided for in the Investment Advisory Agreement.

                           **SIGNATURE PAGE FOLLOWS**

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Clipper Fund, Inc.

__________________________________________
Kenneth Eich
Principal Executive Officer

Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

__________________________________________
Thomas Tays
Vice President

Davis Selected Advisers-NY, Inc.

__________________________________________
Thomas Tays
Vice President

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